Exhibit 1.07

CDC Corporation to Hold Q4 and Year-End 2006 Earnings Call on March 29, 2007 at 8:30 AM Eastern

BEIJING, ATLANTA, March 16, 2007 — CDC Corporation (NASDAQ: CHINA) focused on enterprise software, mobile applications and online games, will hold a conference call to discuss the company’s fourth quarter and year-end 2006 earnings and operating results on Thursday, March 29th, 2007, at 8:30 am EST. An earnings release will precede the call, posting to the wires before the market opens on March 29th.

Conference Call

To listen, call the access number a few minutes before the scheduled start time of the call.

Date: Thursday, March 29th, 2007, Time: 8:30 am EST

USA and CANADA Toll Free Number: +1 888 693 3477

US Toll Number: +1 973 582 2710
The conference ID number is # 8533128 and the call leader is Mr. Monish Bahl.

Webcast Link:

Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the CDC Corporation website at www.cdccorporation.net. The call can also be accessed through www.streetevents.com. To listen to the call, please go to the website at least 15 minutes prior to the call and download any necessary audio software.

For those unable to call in, a digital instant replay will be available after the call until April 12, 2007.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation. net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with over 45 million registered users. The company pioneered the “free-to-play, pay-formerchandise" online games model in China with Yulgang, which has received the "Top 10 Most Popular Games” award from the China Game Industry Annual Conference (CGIAC) for two consecutive years, in 2005 and 2006. Stone Age 2, from CDC Games, also received the award for “Most Anticipated Game of 2007” from CGIAC. In March 2007, the company announced the formation of CDC Games Studio, funded by up to $100 million, to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies.

About CDC Mobile
CDC Mobile, a business unit of CDC Corporation, is focused on providing consumer-based and enterprise-based mobile applications services in China. These include SMS (Short Message Services), IVR (Interactive Voice Response), MMS (Multimedia Message Service) and WAP (Wireless Application Protocol) applications and services. Through its companies in China, it has direct connectivity with local mobile operators in 29 provinces. In January 2007, CDC Mobile launched a US $100 million investment program targeting strategic investments in leading 3G content providers in North Asia and Europe that can be leveraged to gain first-mover advantage in the anticipated 3G marketplace in China.

About China.com Inc.

China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading MVAS and Internet services company operating principally in China was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

For further information, please contact: Media Relations
Scot McLeod
CDC Software
770-351-9600
Email: ScotMcLeod@cdcsoftware.com

Investor Relations
Monish Bahl
CDC Corporation
678-259 8510
Email: MonishBahl@cdcsoftware.com